                                     Filed pursuant to Rule 424(b)(3) and 424(c)
                                                   Registration Number 333-60540


                              PROSPECTUS SUPPLEMENT
                       (To Prospectus dated May 24, 2001)



                                  $517,500,000

                             THE TJX COMPANIES, INC.

                     Liquid Yield Option(TM) Notes due 2021
                          (Zero Coupon - Subordinated)
                                       and
               Common Stock Issuable Upon Conversion of the LYONs

                                   ----------

    This document supplements the Prospectus dated May 24, 2001 relating to the resale by the holders of Liquid Yield Option(TM) Notes (Zero Coupon - Subordinated) due 2021 (the "LYONs") and the shares of Common Stock issuable upon conversion of the LYONs.

    This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus dated May 24, 2001.

    The following sets forth information as of the date of this Prospectus Supplement about the principal amount at maturity of LYONs and the underlying common stock beneficially owned by each selling securityholder that may be offered using this Prospectus. All information concerning beneficial ownership has been provided by the selling securityholders.

                           SELLING SECURITYHOLDERS (5)

    The table below sets forth updated or corrected information regarding the selling securityholders listed below.

                                  Principal
                                  Amount at
                                 Maturity of
                                    LYONs
                                Beneficially     Percentage     Number of Shares of      Percentage of
                               Owned That May     of LYONs     Common Stock That May     Common Stock
Name and Address                   Be Sold       Outstanding        Be Sold (1)         Outstanding (2)
----------------               --------------    -----------   ---------------------    ---------------

Arbitex Master Fund, L.P.       $15,000,000        2.90%             245,002                  *
c/o HW Capital L.P.
1601 Elm St., Ste. 4000
Dallas, TX  75201


---------------
*     Less than 1%.

(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     16.3335 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on 278,811,087 shares of common stock outstanding as of March 31, 2001. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.

(5) Total principal amount of selling securityholders listed is more than $517,500,000 because certain of the selling securityholders may have transferred LYONs pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this Registration Statement. The maximum principal amount of LYONs that may be sold under this prospectus will not exceed $517,500,000.


                                   ----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------



           The date of this Prospectus Supplement is August 26, 2002.



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Liquid Yield Option is a registered trademark of Merrill Lynch & Co., Inc.